                                                                    EXHIBIT 3.1b



                                ARTICLES OF AMENDMENT

1.   The name of the Corporation is:
     ROSEDALE DECORATIVE PRODUCTS LTD.

2.   Date of incorporation:
     May 14, 1997

3.   The articles of the Corporation are amended as follows:

A. By changing the classes and any maximum number of shares that the Corporation is authorized to issue by creating an unlimited number of Class A Special shares.

B. By providing that, after giving effect to the foregoing, the classes and any maximum number of shares that the Corporation is authorized to issue are:

          An unlimited number of Class A Special shares; and An unlimited number of common shares.

C. By providing that the rights, privileges, restrictions and conditions attaching to the Class A Special shares are as follows:

     CLASS A SPECIAL SHARES

     (1) The holders of the Class A Special shares shall not be entitled to receive any dividends.

     (2) Except in connection with the retraction rights of Class A Special shareholders as provided in subsection (4) below, the Corporation shall not be entitled to redeem the Class A Special Shares.

     (3) In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holder of each Class A Special share shall not be entitled to share in any distribution of the property or assets of the Corporation.

     (4) Any registered holder of Class A Special shares may, at his option, upon giving notice as hereinafter provided, require the Corporation at any time or times to redeem all or any part of the Class A Special shares held by him, and the Corporation shall pay to such holder for each such share which the holder requires to be redeemed an amount equal to the stated capital per share (the "Class A Retraction Amount"). In the event that any registered holder of Class A Special shares desires to require the redemption, as aforesaid, of all or any part of the Class A Special shares held by him, such registered holder shall mail by prepaid mail addressed to the Corporation at its registered office notice in writing of his intention to require redemption, which notice shall also specify therein the number of Class A Special shares to be so redeemed. On the date 14 days next following the receipt of such notice by the Corporation (herein called the "Class A Retraction Date"), the Corporation shall pay or cause to be paid to the order of the registered holder of such Class A Special shares the redemption price on presentation and surrender at the registered office of the Corporation of the certificates representing the Class A Special shares specified in the notice. If a part only of the Class A Special shares represented by any certificate shall be redeemed, a new certificate for the balance shall be issued at the expense of the Corporation. From and after the Class A Retraction Date, the holder of the Class A Special shares to be redeemed as aforesaid shall not be entitled to exercise any of the rights as shareholder in respect thereof unless payment of their redemption price shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the holder shall remain unaffected.

     (5) The holders of the Class A Special shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and each Class A Special share shall confer a right to vote in person or by proxy at all meetings of shareholders of the Corporation. Subject to the foregoing, the total number of votes to which the holders of the Class A Special shares as a class shall be entitled at all such meetings of shareholders shall be equal to 200% of the votes attaching to all of the then outstanding shares of the Corporation other than the Class A Special shares, each Class A Special share being entitled to the number of votes equal to the total number of votes available to the Class A Special shares as aforesaid, divided by the number of Class A Special shares then issued and outstanding.

     (6) The holders of the Class A Special shares shall not be entitled to vote separately as a class or to dissent upon a proposal to amend the Articles of the Company to:

          (a) Increase or decrease any maximum number of authorized shares of such class, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the shares of such class;

          (b) Effect an exchange, reclassification or cancellation of all or part of the shares of such class; or

          (c) Create a new class of shares equal or superior to the shares of such class;

4. The amendment has been duly authorized as required by Sections 168 and 170 (as applicable) of the Business Corporations Act.

5. The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the Corporation on

                              ROSEDALE DECORATIVE
                              PRODUCTS LTD.



                              By: /s/
                                     -------------------------